Exhibit 10.5
Seagate Technology plc
FY2026 Non-Management Board Member Compensation
as approved by the Board of Directors on July 25, 2026, with an effective date of July 27, 2026
Director Share Grants
•Unless otherwise determined by the Board, each newly appointed or elected non-management director will receive an initial restricted share unit grant equal to a number of restricted share units determined by dividing $295,000 by the average closing price of Seagate ordinary shares during the fiscal quarter immediately preceding the grant date, rounded to the nearest whole share. If the appointment occurs other than in connection with the election of directors, this dollar amount shall be prorated. In addition, if the new director was, prior to commencement of Board service, an officer or member of the board of directors of an entity acquired by Seagate, the Board may decide to award a lesser number of shares. The grant date for these awards shall be the date of the director’s election or appointment. Each restricted share unit grant will vest on the earlier of the one-year anniversary of the grant date and the day prior to the next election of directors at an Annual General Meeting (AGM). All restricted share unit grants become fully vested in the event of a “Change in Control” of Seagate.
•Unless otherwise determined by the Board, each year at the AGM, each non-management director who is elected to the Board shall automatically receive a grant of restricted share units equal to a number of restricted share units determined by dividing $295,000 by the average closing price of Seagate ordinary shares during the fiscal quarter immediately preceding the grant date, rounded to the nearest whole share. The grant date for these awards shall be the date of the AGM. Each restricted share unit grant will vest on the earlier of the one-year anniversary of the grant date and the day prior to the next election of directors at an AGM. All restricted share unit grants become fully vested in the event of a “Change in Control” of Seagate.

Cash Compensation

•Directors in good standing are paid their annual cash retainers in four equal installments at each regularly scheduled quarterly board meeting. Newly appointed Directors are paid beginning with the first fiscal quarter of the first Board meeting they attend.

•Directors serving on Committees (as chairperson or member) and the director serving as the Lead Independent Director are paid annual retainers in addition to the annual cash compensation for service as a member of the Board, as set forth below.

If the Board appoints a non-management Chairperson, compensation will be determined separately by the Board.

Annual cash compensation for service as a member of the Board: $100,000 ($25,000.00 per quarter)

Additional annual cash retainer for service as Lead Independent Director: $50,000 ($12,500.00 per quarter)

Annual cash compensation for committee service:

Audit & Finance Committee
Chairperson:     $35,000 ($8,750.00 per quarter)
Member:    $15,000 ($3,750.00 per quarter)

Compensation & People Committee
Chairperson:    $30,000 ($7,500.00 per quarter)
Member:    $10,000 ($2,500.00 per quarter)

Nominating and Corporate Governance Committee
Chairperson:    $20,000 ($5,000.00 per quarter)
Member:    $10,000 ($2,500.00 per quarter)

Travel expense reimbursements:
Directors are reimbursed for reasonable travel and other business expenses incurred in connection with attendance at Board and Committee meetings and other approved Board activities.